Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

by and between

II-VI INCORPORATED

and

BCPE Watson (DE) SPV, LP

Dated as of March 25, 2021

i

TABLE OF CONTENTS

(CONT’D)

ii

TABLE OF CONTENTS

(CONT’D)

Exhibits

Exhibit A:	Equity Commitment Letter

Exhibit B:	Form of Issuer Agreement

Exhibit C:	Form of Registration Rights Agreement

Exhibit D:	Terms of Statement With Respect to Shares

iii

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT, is made as of March 25, 2021 (this “Agreement”), by and between II-VI Incorporated, a Pennsylvania corporation (the “Company”), and BCPE Watson (DE) SPV, LP, a Delaware limited partnership (together with its successors and any Affiliate that becomes a party hereto pursuant to Section 5.08(b) and Section 8.03, the “Investor”).

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, subject to the terms and conditions set forth in this Agreement, (i) 75,000 shares of the Company’s Series B-1 Convertible Preferred Stock, having no par value per share (the “Series B-1 Preferred Stock”), at the Initial Closing, (ii) 75,000 shares of the Company’s Series B-2 Convertible Preferred Stock, having no par value per share (the “Series B-2 Preferred Stock”), at the Subsequent Closing (as defined below), and (iii) up to an additional aggregate number of 65,000 shares of the Company’s Series B-3 Convertible Preferred Stock, having no par value per share (the “Series B-3 Preferred Stock”, and together with the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, the “Series B Preferred Stock”), at the Subsequent Closing (as defined below), in each case, having the designation, preferences, rights, privileges, powers, and terms and conditions, as specified in the Statement With Respect to Shares;

WHEREAS, concurrently with the execution hereof, the Company has entered into that certain Agreement and Plan of Merger (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Target Merger Agreement”) by and among the Company, Coherent, Inc., a Delaware corporation (the “Target”), and Watson Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company, pursuant to which the Company will acquire all outstanding equity interests of the Target (the “Target Acquisition”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Equity Provider (as defined below) has executed and delivered an equity commitment letter, a copy of which is attached hereto as Exhibit A (the “Equity Commitment Letter”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions.

(a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“25% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Series B Preferred Stock and/or shares of Company Common Stock that were issued upon conversion of shares of Series B Preferred Stock that represent, in the aggregate and on an as converted basis, at least 25% of the number of shares of Company Common Stock beneficially owned by the Investor Parties, on an as converted basis, as of the Initial Closing (if the Subsequent Closing has not occurred) or the Subsequent Closing (if the Subsequent Closing has occurred), as applicable.

“Activist Investor” means, as of any date, any Person identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company), or any Person who, to the knowledge of the Investor, is an Affiliate of such Person.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Investor or any of the Investor’s Affiliates and (ii) for purposes of the definitions of “beneficially own”, “beneficial ownership of”, “beneficially owning”, “Bain Group” and “Standstill Period” and Section 4.06, Section 5.02, Section 5.07 and Section 5.11, neither any Bain Excluded Entity, nor Bain Capital Investors, LLC, nor any of their respective Affiliates solely to the extent that any such Person has not received any Confidential Information from any Investor and is not acting at the direction of the Investor or any of its Affiliates that have received Confidential Information, shall be deemed an Affiliate of the Investor and its other Affiliates; provided that any such Person shall not be deemed to have received Confidential Information merely because any investment professional of the Bain Group is a director or manager of such Person and is not acting at the direction of the Investor or any of its Affiliates who have received any Confidential Information. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as converted basis” means (i) with respect to the outstanding shares of Company Common Stock as of any date, all outstanding shares of Company Common Stock calculated on a basis in which all shares of Company Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock (at the applicable Conversion Price in effect on such date as set forth in the Statement With Respect to Shares) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series B Preferred Stock as of any date, the number of shares of Company Common Stock issuable upon conversion of such shares of Series B Preferred Stock on such date (at the applicable Conversion Price in effect on such date as set forth in the Statement With Respect to Shares).

“Back Leverage” means any (i) bona fide loan or lending transaction entered into by the Investor (or, after the Restricted Period, a Permitted Transferee thereof) to (a) finance a portion of its purchase of the Series B Preferred Stock, (b) finance a return of capital with respect to its investment in the Series B Preferred Stock or the Company Common Stock issued upon conversion thereof, or (c) refinance or replace any indebtedness described in this clause (i), and (ii) granting of Liens by the Investor to secure payment of such indebtedness and related obligations, including on the Series B Preferred Stock and any shares of Company Common Stock held by the Investor Parties.

“Bain Affiliate” means any Affiliate of Bain Capital Investors, LLC or Bain Capital Private Equity, LP that serves as general partner of, or manages or advises, any investment fund affiliated with Bain Capital Investors, LLC that has a direct or indirect investment in the Company.

“Bain Excluded Entity” means (i) any leveraged finance investment fund or any other investment fund associated or affiliated with Bain Capital Investors, LLC, the primary purpose of which is to invest in loans or debt securities, or (ii) any hedge fund associated or affiliated with Bain Capital Investors, LLC.

“Bain Group” means the Investor, together with its Affiliates, including Bain Affiliates.

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA) and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than any Multiemployer Plan and other than any such benefit, plan, policy, agreement or arrangement if and to the extent required to be provided, maintained or contributed to under applicable Law.

“Company Common Stock” means the common stock, having no par value per share, of the Company.

“Company Charter Documents” means the Company’s articles of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified to the date of this Agreement.

“Company COVID Action” means any reasonable action taken or omitted to be taken after the date of this Agreement that the Company reasonably determines to be necessary or prudent for the Company or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to: (i) events surrounding any pandemic or public health emergency caused by COVID-19; (ii) reinitiating operation of all or a portion of the Company’s and its Subsidiaries’ respective businesses; (iii) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of the Company and its Subsidiaries; or (D) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

“Company RSU” means a restricted stock unit covering shares of Company Common Stock including any restricted stock units subject to performance vesting goals or metrics.

“Company Stock Plan” means the II-VI Incorporated 2018 Omnibus Incentive Plan, as amended to date, and any successor Board-approved equity incentive plan.

“Company Stockholder Approval” has the meaning given the term “Parent Stockholder Approval” in the Target Merger Agreement.

“Competitor” means any of the Persons listed on Section 1.01(a) of the Disclosure Schedules as a “Competitor” and any Person who, to the knowledge of the Investor, is an Affiliate or successor thereof, including any entity that acquires a controlling interest in a Competitor.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement by and between the Company, on behalf of itself and its Affiliates, and Bain Capital Private Equity, LP, on behalf of itself and its Affiliates, dated January 14, 2021.

“Conversion Price” has the meaning set forth in the Statement With Respect to Shares.

“Convertible Notes” means, collectively, (i) Finisar Convertible Notes and (ii) the Senior Convertible Notes.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order or directive by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Credit Agreement” means the Amended and Restated Credit Agreement dated September 24, 2019 by and among the Company as borrower, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and the other lenders party thereto.

“Current Percentage” means the portion, expressed as a percentage, of the outstanding shares of Company Common Stock held by the Investor immediately as of the Initial Closing (if the Subsequent Closing has not occurred) or the Subsequent Closing (if the Subsequent Closing has occurred), as applicable, in each case assuming the conversion of the Series B Preferred Stock.

“Environmental Law” means any Law in effect prior to or as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), or that prohibits, regulates or controls any Hazardous Material or any products containing any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990, the European Union (“EU”) Directive 2012/19/EU on waste electrical and electronic equipment, the EU Directive 2011/65/EU on the restriction on the use of certain hazardous substances, the Administrative Measures on the Control of Pollution Caused by Electronic Information Products, and the European Commission Regulation 1907/2006, and analogous foreign, provincial, state and local Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fall-Away of Investor Board Rights” means the first day on which the 25% Beneficial Ownership Requirement is not satisfied.

“Finisar” means Finisar Corporation.

“Finisar Convertible Notes” means the Company’s 0.50% Convertible Senior Notes due 2036 with Finisar.

“Fraud” means common law fraud under the laws of the State of Delaware; provided, however, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“Fundamental Change” shall have the meaning set forth in the Statement With Respect to Shares.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a) and (c) (Organization; Standing) (other than the second sentence of Section 3.01(a)), Section 3.02 (Capitalization) (other than Section 3.02(a)), Section 3.03(a) (Authority; Non-contravention), Section 3.16 (No Rights Agreement; Anti-Takeover Provisions), Section 3.18 (Brokers and Other Advisors) and Section 3.21 (Status of Securities).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any United States, state of the United States or local, foreign or multi-national governmental or regulatory agency, commission, court or authority.

“Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter for which liability or standards of conduct may be imposed, or which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by, or otherwise subject to, any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indentures” means, collectively, the (i) First Supplemental Indenture dated September 24, 2019 to the Indenture dated December 21, 2016 (as further amended or supplemented from time to time) between the Company and Finisar, in connection with the Company’s issuance of the Finisar Convertible Notes and (ii) the indenture dated August 29, 2017 (as amended or supplemented from time to time) in connection with the Company’s issuance of the Senior Convertible Notes.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) proprietary rights in computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.

“Investor Director Designee” means an individual designated in writing by the Investor and reasonably acceptable to the Board to be nominated for election to the Board pursuant to Section 5.11(a) or 5.11(c), as applicable; provided that Stephen Pagliuca shall be deemed to be reasonably acceptable to the Board to serve as an Investor Director, and each of Ken Hanau and Joseph Robbins shall be deemed to be reasonably acceptable to the Board to serve as an Investor Observer.

“Investor Director” means a member of the Board who was elected to the Board as an Investor Director Designee.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent, impair or materially delay (i) the consummation by the Investor of any of the Transactions on a timely basis or (ii) the compliance by the Investor with its obligations under this Agreement.

“Investor Parties” means the Investor and each Affiliate of the Investor to whom shares of Series B Preferred Stock or Company Common Stock are transferred pursuant to Section 5.08(b)(i).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to Company and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.01(b) of the Disclosure Schedules.

“Liens” means liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.

“Management Services Agreement” means that certain Management Services Agreement, to be dated as of the Initial Closing Date, providing for expense reimbursement and indemnification for any Investor personnel that provide services to the Company to the extent the Company requests such services.

“Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing (an “Effect”) that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that the term Material Adverse Effect will not include any Effect to the extent resulting from or arising out of:

(A)

changes after the date of this Agreement in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), changes in political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and its Subsidiaries operate;

(B)

any changes or developments generally in the industries in which the Company or any of its Subsidiaries are expected to conduct their business from and after the closing under the Target Merger Agreement;

(C)

the announcement or the existence of, compliance with or performance under, this Agreement, the Target Merger Agreement or the transactions contemplated hereby or thereby (provided, however, that the exceptions in this clause (C) shall not apply to any representation or warranty contained in Section 3.03(a), Section 3.03(c)(1) or Section 4.02 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement);

(D)

any taking of any action or failure to take an action at the request of the Target or its Affiliates or which is required by the terms of the Target Merger Agreement, or at the request of Investor or its Affiliates or which is required by the terms of this Agreement;

(E)	changes in applicable Law, GAAP or accounting standards;

(F)	floods, hurricanes, tornados, earthquakes, fires or other natural disasters;

(G)	national or international disasters, acts of God, sabotage, calamities, emergencies, or any escalation or worsening thereof, whether or not occurring or commenced before the date of this Agreement;

(H)

any epidemic, pandemic or disease outbreak (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law (including COVID-19 Measures), directive, pronouncement or guideline or interpretation thereof, or the action of any third party arising out of or relating to any of the foregoing, in each case, following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement;

(I)	any actions arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement, the Target Merger Agreement or the transactions contemplated hereby or thereby; or

(J)

failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect); except, in each case with respect to clauses (A), (B), (E), (F), (G) and (H), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries are expected to operate from and after the closing under the Target Merger Agreement.

“Maximum Percentage” means the Current Percentage plus 3%.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Ordinary Course of Business” shall describe any action taken by the Company or any of its Subsidiaries if such action is (i) consistent with such Person’s past practices and/or is taken in the ordinary course of such Person’s normal day-to-day operations or (ii) a Company COVID Action.

“Parity Stock” means any class or series of capital stock that ranks on a parity basis with any series of the Series B Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. “Parity Stock” shall include any rights, options or warrants exercisable or exchangeable for or convertible into Parity Stock.

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Issuances” means issuances of Parity Stock: (i) in connection with the closing of the Target Acquisition if the Company shall have made the Upsize Offer contemplated by Section 2.02 and the Investor shall not have made the election contemplated by Section 2.02 of this Agreement to purchase the full amount of Series B-3 Preferred Stock offered in the Upsize Offer, provided that such issuance(s) does not exceed (A) the amount of the Upsize Offer, less (B) the amount, if any, as to which such election has been made to, and the holder(s) of the Series B-1 Preferred Shares do, purchase pursuant to such Section 2.02, (ii) in the form of a customary convertible preferred security that does not provide for a premium upon liquidation and that is issued on arms-length terms, provided that the amount of Parity Stock under this clause (ii) outstanding at any time does not exceed $500 million, and (iii) in the form of a customary public mandatory convertible preferred, provided that the amount of Parity Stock under this clause (iii) outstanding at any time does not exceed $1.0 billion (including the Company Mandatory Convertible Preferred Stock). Prior to making any Permitted Issuance pursuant to clause (ii) above, the Company shall offer the Investor the opportunity to purchase such securities.

“Permitted Liens” means (i) any Lien for Taxes not yet due or, if due, not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (ii) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the Ordinary Course of Business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to Real Property, including zoning, building or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among the Investor and its wholly owned (direct or indirect) Subsidiaries or any other existing indebtedness of the Investor or its Subsidiaries, (vi) Real Property easements, rights-of-way, leases, encroachments, restrictions, rights, servitudes, encumbrances, conditions or imperfections of title or other matters of a similar nature and other similar Liens, which, individually and in the aggregate, do not materially impair the present use of the Real Property or otherwise materially impair the present business operations at the Real Property, (vii) purchase money Liens or Liens under capital lease arrangements, (viii) licenses of Intellectual Property, (ix) Liens disclosed in the Investor financial statements or in the Company financial statements, as applicable, or (x) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, so long as it remains such, and that is a U.S. Person or (ii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity that is controlled by or under common control with such transferor and that is a U.S. Person; provided that portfolio companies of the Investor or any of its Affiliates shall not be Permitted Transferees of any Investor Party hereunder.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Entity.

“Personal Data” shall mean any information about an identifiable natural person that is defined as “personal data,” “personally identifiable information,” “biometric information,” “nonpublic personal information,” “protected health information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law relating to privacy, data protection, or information security.

“Preferred Stock” means the preferred stock, having no par value per share, of the Company.

“Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor as of the Initial Closing in the form attached hereto as Exhibit C.

“Remedies Exceptions” means the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Convertible Notes” means the Company’s 0.25% Convertible Senior Notes due 2022 with U.S. Bank National Association, as trustee.

“Senior Stock” means any class or series of capital stock that ranks senior to any series of the Series B Preferred Stock and has preference or priority over the Series B Preferred Stock as to dividend rights, rights of redemption or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. “Senior Stock” shall include any rights, options or warrants exercisable or exchangeable for or convertible into Senior Stock.

“Standstill Period” means the period from and after the Initial Closing Date and ending on the six (6) month anniversary of the date on which no Investor Director is serving on the Board (and as of such time the Investor no longer has board nomination rights pursuant to this Agreement to designate an Investor Director Designee or Investor Observer or otherwise has irrevocably waived in a writing delivered to the Company its rights under Section 5.11 to nominate an Investor Director Designee and designate an Investor Observer); provided that the Standstill Period shall (a) in the case of clauses (i) and (iii) below immediately terminate and expire (and the restrictions of Section 5.07 shall cease to apply and shall be of no further force and effect) and in the case of clause (ii) shall be suspended during the pendency of such tender or exchange offer, at the earliest of: (i) the Company entering into a definitive written agreement to consummate a Fundamental Change, (ii) the commencement of a tender offer or exchange offer for the Company Common Stock (other than by the Company or its Subsidiaries) recommended by or approved by the Board or (iii) the failure of the stockholders of the Company, upon a vote duly taken thereupon, to elect an Investor Director Designee nominated in accordance with Section 5.11.

“Subsidiary”, when used with respect to any Person, means, any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (ii) such person or any Subsidiary of such person is a general partner.

“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, imposts, levies, duties, fees or other similar governmental assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, escheat, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

“Tax Return” means any report, return, refund, claim, election, statement, estimate, disclosure, document, declaration or information report or return filed or required to be filed with or supplied or required to be supplied to a Taxing Authority (including any amendments thereto and including any attachment, schedule or statement thereto).

“Taxing Authority” means any Governmental Entity or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Top Company Customer” means one of the 10 largest customers and resellers of the Company and its Subsidiaries by revenue for the fiscal year ended June 30, 2020.

“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Registration Rights Agreement, the Statement With Respect to Shares, the Issuer Agreement, the VCOC Letters, the Management Services Agreement and the Closing Certificate.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents.

“Transfer” by any Person means, directly or knowingly indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series B Preferred Stock into shares of Company Common Stock pursuant to the Statement With Respect to Shares, (ii) the redemption or other acquisition of Company Common Stock or Series B Preferred Stock by the Company or (iii) the transfer (other than by the Investor or an Affiliate of the Investor) of any limited partnership interests or other equity interests in the Investor (or any direct or indirect parent entity of the Investor) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

“U.S. Person” means any Person that is: (i) a U.S. citizen or lawful permanent resident; or (ii) organized under the laws of the United States or any jurisdiction within the United States or any non-U.S. branch or affiliate thereof.

“Warranties” means all obligations to service, repair (including to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express or implied warranties made or deemed made in connection with the provision, license or sale of products.

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Location
Acquisition Debt Financing	Section 6.03(d)
Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.03(a)
Closing	Section 2.02
Closing Certificate	Section 6.03(e)
Closing Date	Section 2.02
Company	Preamble
Company Approvals	Section 3.02(b)
Company Capitalization Date	Section 3.02(a)
Company Data Processors	Section 3.10(c)
Company Financial Statements	Section 3.05(b)
Company Mandatory Convertible Preferred Stock	Section 3.02(a)
Company Option	Section 3.02(a)
Company Owned IP	Section 3.23(a)
Company Permits	Section 3.10(b)
Company SEC Documents	Section 3.05(a)
Confidential Information	Section 5.05
Covered Persons	Section 5.11(f)
Disclosure Schedules	Article III
DOJ	Section 5.02(d)
Equity Commitment Letter	Recitals
Equity Financing	Section 4.04(a)
Equity Provider	Section 4.04(a)
FTC	Section 5.02(d)
HSR Form	Section 5.02(b)
Investor	Preamble
Investor End Date	Section 7.01(c)
Investor First Extended End Date	Section 7.01(c)
Investor Second Extended End Date	Section 7.01(c)
Investor Third Extended End Date	Section 7.01(c)
Investor Observer	Section 5.11(b)
Investor Original End Date	Section 7.01(c)
Issuer Agreement	Section 5.14
IT Systems	Section 3.23(g)
Laws	Section 3.10(a)
Leased Real Property	Section 3.15(a)

Term	Location
Non-Recourse Parties	Section 8.13
Owned Real Property	Section 3.15(a)
Per Share Price	Section 2.01(a)
Permitted Purpose	Section 5.05
Purchase Price	Section 2.01
Real Property Leases	Section 3.15(a)
Restricted Period	Section 5.08(a)
Series B Preferred Stock	Recitals
Shares	Section 2.01
Specified Guidelines	Section 5.11(a)
Sublease	Section 3.15(b)
Target	Recitals
Target Acquisition	Recitals
Target Merger Agreement	Recitals
VCOC Letters	Section 5.18

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale.

(a) Initial Investment. On the terms of this Agreement, at the Initial Closing (as defined below), the Investor will and hereby does purchase and acquire, and the Company will and hereby does issue, sell and deliver to the Investor, 75,000 shares of the Series B-1 Preferred Stock (such shares, the “Series B-1 Preferred Shares”) for a purchase price per share equal to $10,000.00 (the “Per Share Price”) for an aggregate purchase price of $750,000,000.00 (the “Initial Investment Purchase Price”) (such transaction, the “Initial Investment”).

(b) Subsequent Investment. Subject to Section 2.01(b)(i), on the terms of this Agreement and the Statement With Respect to Shares and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Subsequent Closing (as defined below) the holders of the Series B-1 Preferred Stock shall purchase and acquire from the Company an aggregate number of 75,000 shares of Series B-2 Preferred Stock (such shares, the “Series B-2 Preferred Shares”), and the Company shall issue, sell and deliver to such holders of the Series B-1 Preferred Stock, the shares of Series B-2 Preferred Stock for a purchase price per share equal to the Per Share Price for an aggregate purchase price of $750,000,000.00 (the “Subsequent Investment Purchase Price”) (such transactions, the “Subsequent Investment”).

(i) Following the execution of this Agreement and prior to the thirty (30)-day anniversary thereof, the Company may offer (such offer, the “Upsize Offer”, and the date of such offer, the “Upsize Offer Date”) to the Investor an option to purchase up to 65,000 shares of Series B-3 Preferred Stock, at a purchase price per share equal to the Per Share Price, exercisable in the sole discretion of the Investor by delivering an irrevocable written notice to the Company to such effect no later than the sixty (60) day anniversary of the Upsize Offer Date and specifying the number of offered shares of Series B-3 Preferred Stock as to which the Investor is making such irrevocable election (any such shares elected to be purchased in such notice, the “Series B-3 Preferred Shares”, and together with the Series B-1 Preferred Shares and the Series B-2 Preferred Shares, the “Shares”).

Section 2.02 Initial and Subsequent Closing.

(a) Initial Closing. The closing of the Initial Investment (the “Initial Closing”) shall take place remotely via the electronic exchange of documents and signatures at 10:00 a.m. Eastern Time on March 31, 2021, unless otherwise agreed to in writing by the Company and the Investor. The date on which the Initial Investment is to occur is herein referred to as the “Initial Closing Date.”

(i)	At the Initial Closing:

(A)

the Company shall deliver to the Investor (1) the Series B-1 Preferred Shares free and clear of all Liens, except restrictions imposed by the articles of incorporation and bylaws of the Company, the Securities Act or any applicable state or foreign securities Laws, and Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement, if any, or Section 5.08 of this Agreement, and (2) the Registration Rights Agreement, duly executed by the Company;

(B)

the Company will deliver to the Investor a customary legal opinion of the General Counsel of the Company or outside corporate counsel to the Company as to the due authorization, valid issuance and non-assessability of the Series B-1 Preferred Shares;

(C)

the Investor shall (1) pay the Initial Investment Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing, and (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investor;

(D)

the Company shall have executed the Issuer Agreement and delivered it to the Investor and, if requested by the Investor, the Company shall have executed and delivered a VCOC Letter to the Investor in a form reasonably acceptable to the Company;

(E)	the Investor and the Company shall have received the Management Services Agreement duly executed by the other party; and

(F)	the Company will file the Statement With Respect to Shares with the Pennsylvania Department of State.

(b) Subsequent Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver by the party entitled to the benefit thereof of all of the conditions to the Subsequent Closing set forth in Article VI, the closing of the sale of the Series B-2 Preferred Shares and the Series B-3 Preferred Shares (if any) contemplated hereby (the “Subsequent Closing”) shall take place, immediately prior to the consummation of the Target Acquisition, remotely via the electronic exchange of documents and signatures, or such other time and place as the Company and the Investor may agree in writing. The date on which the Subsequent Closing is to occur is herein referred to as the “Subsequent Closing Date.” The Company shall provide the Investor with at least five (5) Business Days prior written notice of the expected closing date of the Target Acquisition.

(i)	At the Subsequent Closing:

(A)

on the terms of this Agreement and the Statement With Respect to Shares, the Company shall deliver to the holders of the Series B-1 Preferred Shares the Series B-2 Preferred Shares and, if an election has been made by the Investor pursuant to Section 2.01(b)(i), the Series B-3 Preferred Shares free and clear of all Liens, except restrictions imposed by the articles of incorporation and bylaws of the Company, the Securities Act or any applicable state or foreign securities Laws, and Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement, if any, or Section 5.08 of this Agreement;

(B)

the Company will deliver to the Investor a customary legal opinion of the General Counsel of the Company or outside corporate counsel to the Company as to the due authorization, valid issuance and non-assessability of the Series B-2 Preferred Shares and the Series B-3 Preferred Shares (if any); and

(C)

the holders of the Series B-1 Preferred Shares shall pay the Subsequent Investment Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing.

ARTICLE III

Representations and Warranties of the Company

Except (x) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof and after January 1, 2019 (excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer, or other statements that are similarly nonspecific or predictive, cautionary, or forward-looking) or (y) as set forth in the confidential disclosure schedules delivered by the Company to the Investor prior to the execution of this Agreement (the “Disclosure Schedules”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Company and its Subsidiaries represent and warrant to the Investor as follows:

Section 3.01 Organization; Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated and presently subsisting under the Laws of the Commonwealth of Pennsylvania. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary (to the extent the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to the Investor, prior to the date of this Agreement, a true and complete copy of the Company Charter Documents.

Section 3.02 Capitalization.

(a) The authorized capital stock of Company consists of 300,000,000 shares of Company Common Stock, and 5,000,000 shares of Preferred Stock, of which, immediately prior to the filing of the Statement With Respect to Shares, 2,300,000 shares are designated Series A Mandatory Convertible Preferred Stock (“Company Mandatory Convertible Preferred Stock”) and 300,000 shares are designated (“Series One Preferred Stock”). As of February 26, 2021 (the “Company Capitalization Date”), (i) 104,828,047 shares of Company Common Stock were issued and outstanding, (ii) 13,484,634 shares of Company Common Stock were held in treasury, (iii) 2,300,000 shares of Company Mandatory Convertible Preferred Stock were issued or outstanding and (iii) no shares of Series One Preferred Stock were issued and outstanding. As of the Company Capitalization Date, 13,867,704 shares of Company Common Stock were reserved for issuance under Company equity plans, of which amount (A) 2,714,466 shares of Company Common Stock are issuable upon the exercise of options to purchase or acquire shares of Company Common Stock (each a “Company Option”), (B) 3,095,514 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs (with respect to performance-based awards, assuming performance is achieved at “target”), and (C) 518,309 shares of Company Common Stock are subject to performance share awards (assuming performance is achieved at “target”). As of the Company Capitalization Date, (A) up to 8,914,798 shares of Company Common Stock may be issuable upon conversion of the then outstanding shares of Company Mandatory Convertible Preferred Stock, (B) up to 7,330,940 shares of Company Common Stock may be issuable upon conversion of the Company’s then outstanding Convertible Notes and (C) up to 74,814 shares of Company Common Stock may be issuable upon conversion of the then outstanding Finisar Convertible Notes.

(b) Except for the Target Merger Agreement, as set forth in Section 3.02(a) or as set forth on Section 3.02 of the Disclosure Schedules (and other than shares of Company Common Stock issued since the Company Capitalization Date pursuant to the terms of outstanding Company stock awards or in respect of any outstanding shares of Company Mandatory Convertible Preferred Stock or any Convertible Notes), as of the date hereof, there are no outstanding shares of capital stock or other equity interests in the Company or subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.

Section 3.03 Authority; Noncontravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board, and except for the Company Stockholder Approval no other corporate proceedings on the part of the Company or vote of the Company’s securityholders are necessary to authorize the consummation of the Transactions. The Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the purchase and sale of the Series B Preferred Stock hereunder, are in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, including the purchase and sale of the Series B Preferred Stock hereunder, and (iii) resolved to recommend the approval by the Company’s stockholders of the Share Issuance (as defined in the Target Merger Agreement) and submit the Share Issuance to the stockholders of the Company for approval. This Agreement has been duly and validly executed and delivered by the Company, and assuming this Agreement constitutes the legal, valid and binding agreement of the Investor, constitutes the legal, valid and binding agreement of Company, enforceable against the Company in accordance with their terms, except as such enforcement may be subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) Other than in connection with or in compliance with (i) the laws of the State of Delaware and the laws of the Commonwealth of Pennsylvania, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of NASDAQ, (vi) the HSR Act and the antitrust Laws and any Laws with respect to foreign investment set forth on Section 3.03(b) of the Disclosure Schedules and (vii) the Company Stockholder Approval (collectively, the “Company Approvals”), no other consent of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such consents or filings as are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transactions and which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (1) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Real Property Lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens (provided that no Lien shall be deemed created by this Agreement), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case, as amended or restated (whether by filing a statement with respect to shares or otherwise), of the Company or any of its Subsidiaries or (3) conflict with or violate any applicable Laws, except for such conflict or violation as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04 [RESERVED].

Section 3.05 Company SEC Documents.

(a) The Company and each of its Subsidiaries have filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2018 (all such forms, documents and reports, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes- Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. None of Company’s Subsidiaries is, or at any time since January 1, 2018 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Company included in the Company SEC Documents (the “Company Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the knowledge of Company, the subject of ongoing SEC review.

(d) Neither Company nor any of its Subsidiaries is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in the Company Financial Statements or other Company SEC Documents.

Section 3.06 Absence of Certain Changes.

(a) Except for the entry into the Target Merger Agreement and actions taken in relation to the transactions contemplated by the Target Merger Agreement, from January 1, 2020, through the date of this Agreement, the businesses of each of Company and its Subsidiaries, as applicable, have been conducted in all material respects in the Ordinary Course of Business, and none of Company or any Subsidiary of Company has undertaken any action that, if taken during the period from the date of this Agreement to the Subsequent Closing Date, would constitute a breach of clauses (i) through (v) or (ix) (solely as it relates to clauses (i) through (v)) of Section 5.01(b).

(b) Since January 1, 2020, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Company’s management has completed an assessment of the effectiveness of Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Company has disclosed to Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting, in each case, that was disclosed to Company’s auditors or the audit committee of the Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof. Company maintains a system of internal accounting controls designed to provide reasonable assurances regarding transactions being executed in accordance with management’s general or specific authorization, the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the prevention or timely detection of unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on its financial statements.

Section 3.08 No Undisclosed Liabilities. There are no liabilities or obligations of Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations arising under or in accordance with this Agreement or the Target Merger Agreement, (iii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2019, and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09 Legal Proceedings. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (b) there are no orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.10 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company material contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to possess or file the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Company and each of its Subsidiaries are in material compliance with the terms and requirements of all Company Permits, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Company and each of its Subsidiaries are in compliance, and have since January 1, 2018 complied, with all applicable Data Privacy Laws; (ii) neither Company nor any of its Subsidiaries has, since January 1, 2018, received any written notice from any applicable Governmental Entity alleging any violation of applicable Data Privacy Laws by Company, any of its Subsidiaries or, to the knowledge of Company, any third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Company or any of its Subsidiaries (“Company Data Processors”), nor has Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) Company and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of Company, since January 1, 2018, there has been no incident of the same, or of the same with respect to any Personal Data maintained or otherwise processed for or on behalf of Company or its Subsidiaries; (iv) Company and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps with respect to Company Data Processors to obligate such persons to comply in all material respects with applicable Data Privacy Laws and to take reasonable steps to protect and secure Personal Data from loss or unauthorized use, access, modification or disclosure; and (v) the execution, delivery and performance of this Agreement complies with all applicable Data Privacy Laws (including the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018 (UK), and the California Consumer Protection Act) and Company’s and each of its Subsidiaries’ applicable published policies, statements, and notices relating to privacy, data protection or information security regarding Personal Data.

Section 3.11 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Company or any of its Subsidiaries, (vi) no claim has been made in writing or, to Company’s knowledge, otherwise, by a Taxing Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns of a certain type that Company or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction, (vii) there are no Liens for Taxes on any of the assets of Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (viii) neither Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Company or commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) or has any liability for Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, by contract (other than commercial contracts not primarily related to Taxes and entered into in the ordinary course of business) or otherwise, (ix) neither Company nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could reasonably be expected to affect the liability for Taxes of Company or any of its Subsidiaries following the Initial Closing, (x) none of Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2), and (xi) none of the Company or any of its Subsidiaries has, within the two (2) year period ending on the date hereof, been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for tax free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(b) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.11, Section 3.05, Section 3.06 (to the extent relating to Taxes) and Section 3.12 (to the extent relating to Taxes) are the sole and exclusive representations and warranties of Company with respect to Taxes.

Section 3.12 Employee Benefit Plans.

(a) Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to Company and its Subsidiaries, (i) each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Company in accordance with GAAP. As of the date hereof, there are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2016, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code and (ii) none of Company or any of its ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company, nor its Subsidiaries nor any of their respective ERISA Affiliates has, at any time since January 1, 2016, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or Multiple Employer Plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Company or any of its Subsidiaries to any severance pay or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer or (iii) trigger any funding obligation under any Company Benefit Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company Benefit Plan provides for, and neither Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(f) Except as would not, either individually or in the aggregate, reasonably be expected to result in material liability to Company or its Subsidiaries, each Company Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 3.13 Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council agreement or similar labor-related agreement or arrangement, (ii) no strike, material work slowdown, work stoppage, or unfair labor practice against Company or any of its Subsidiaries is pending, or to knowledge of Company, threatened and (iii) to the knowledge of Company, no activities or proceedings of any labor union to organize any employees of Company or any of its Subsidiaries are pending or threatened. No labor union or works council currently represents any employees of Company or any of its Subsidiaries in connection with their employment with Company or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, Company and each of its Subsidiaries is in compliance with all applicable Laws respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to all employees, independent contractors, and other service providers of Company and its Subsidiaries.

(c) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Entity pertaining to the employment practices or actions of Company or any of its Subsidiaries or, to Company’s knowledge, threatened against Company or any of its Subsidiaries and (ii) to Company’s knowledge, no complaints or charges relating to employment practices or actions of Company or any of its Subsidiaries have been made since January 1, 2018 to any Governmental Entity or submitted to Company or any of its Subsidiaries.

(d) To the knowledge of Company, neither Company nor any of its Subsidiaries is party to a settlement agreement with any employee of Company or any of its Subsidiaries that involves material allegations of sexual harassment by any employee of Company or any of its Subsidiaries at the level of Senior Vice President or above. To the knowledge of Company, no material allegations of sexual harassment are pending against any employee of Company or any of its Subsidiaries at the level of Senior Vice President or above in his or her capacity as such.

Section 3.14 Environmental Matters. Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, in each case, except as, individually or in the aggregate, has not had a would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that Company or any of its Subsidiaries is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Company, there has been no release of any Hazardous Materials by Company or any of its Subsidiaries at, to or from any facilities currently or formerly owned or leased by Company or any of its Subsidiaries or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by Company or any of its Subsidiaries and, in each case, for which Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability. Neither Company nor any of its Subsidiaries has, either through contract or by operation of law, assumed or agreed to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other person with respect to any liabilities arising under Environmental Laws except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Company has delivered or made available to the Company all material environmental assessment reports, investigations and audits in its possession or control, which relate to environmental matters for which Company may reasonably be expected to have any material liability with respect to Company and its Subsidiaries’ business and operations. The representations and warranties set forth in this Section 3.14, Section 3.03, Section 3.05, Section 3.06 and Section 3.08 are Company’s sole and exclusive representations and warranties relating to Environmental Laws or liabilities relating to the release or disposal of Hazardous Materials.

Section 3.15 Real Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) either Company or a Subsidiary of Company has good and valid title, subject to Permitted Liens, to each material Real Property owned by Company or any Subsidiary of Company (such owned property collectively, the “Owned Real Property”) and (ii) either Company or a Subsidiary of Company has a good and valid leasehold interest in each material lease, material sublease and other material agreement under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Real Property (such property, the “Leased Real Property”) and such leases, subleases and other agreements (collectively, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and any Lien encumbering the interest of the landlord thereunder. Except as would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease and each Sublease (defined below) is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions. Except as would not reasonably be expected to have a Material Adverse Effect, no uncured default of a material nature on the part of Company or, if applicable, its Subsidiary or, to the knowledge of Company, the landlord, sublandlord or subtenant thereunder (as applicable), exists under any Real Property Lease or Sublease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Real Property Lease or Sublease.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Owned Real Property or the Leased Real Property (each, a “Sublease”) that would reasonably be expected to adversely affect the existing use of such Owned Real Property or Leased Real Property by Company or its Subsidiaries in the operation of its business thereon; and (ii) there are no outstanding (A) options or (B) rights of first refusal in favor of any other party to purchase any Owned Real Property or any portion thereof or interest therein.

Section 3.16 No Rights Agreement; Anti-Takeover Provisions. The Board has taken all action necessary to render inapplicable to this Agreement and the Transactions all applicable state Laws (including Subchapter F of Chapter 25 of PBCL) and any similar provisions in the Company’s articles of incorporation or bylaws. As of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state (including Pennsylvania) will prohibit or impair the Transactions contemplated by this Agreement.

Section 3.17 Customers. Section 3.17 of the Disclosure Schedules sets forth a list of the Top Company Customers. As of the date hereof, neither Company nor any of its Subsidiaries has received any written notice from any Top Company Customer that such Top Company Customer shall not continue as a customer of Company and its Subsidiaries or that such Top Company Customer intends to terminate, not renew or materially amend existing contracts with Company or any of its Subsidiaries or otherwise materially modify its business relationship with Company and its Subsidiaries, except as would not be material and adverse to Company and its Subsidiaries, taken as a whole.

Section 3.18 Brokers and Other Advisors. Except for Allen & Company LLC and J.P. Morgan Securities LLC, neither the Company nor any of the Company’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Transactions.

Section 3.19 Sale of Securities. Based in part on the representations and warranties set forth in Section 4.06, the sale of the Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series B Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series B Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series B Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.20 Listing and Maintenance Requirements. The Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act or delisting the Company Common Stock from the NASDAQ, nor has the Company received as of the date of this Agreement any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing.

Section 3.21 Status of Securities. As a result of the approval by the Board referred to in Section 3.03(a), the shares of Series B Preferred Stock to be issued pursuant to this Agreement, and the shares of Company Common Stock to be issued upon conversion of the Series B Preferred Stock, have been duly authorized and reserved for issuance by all necessary action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Statement With Respect to Shares, such securities shall be validly issued, fully paid and nonassessable (whether or not the Subsequent Closing occurs), will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, the articles of incorporation and bylaws of the Company, Section 5.08 of this Agreement and any applicable state securities Laws and any Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement. Upon any conversion of any shares of Series B Preferred Stock into Company Common Stock pursuant to the Statement With Respect to Shares, the shares of Company Common Stock issued upon such conversion shall be validly issued, fully paid and nonassessable, and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all liens, except restrictions imposed by the Securities Act, the articles of incorporation and bylaws of the Company, Section 5.08 of this Agreement and any applicable state securities Laws and any Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement. The respective rights, preferences, privileges, and restrictions of the Series B Preferred Stock and the Company Common Stock as of the Initial Closing and Subsequent Closing, as applicable, will be as stated in the articles of incorporation and bylaws of the Company (including the Statement With Respect to Shares).

Section 3.22 Indebtedness. The Company is not party to any contract, and is not subject to any provision in the Company Charter Documents or other governing documents or resolutions of the Board that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Statement With Respect to Shares.

Section 3.23 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries solely and exclusively own the Intellectual Property owned (or purported to be owned) by the Company and its Subsidiaries (“Company Owned IP”), free and clear of all Liens other than Permitted Liens. All material issued patents, all registered copyrights and all registered trademarks that are registered or filed in the name of the Company or any of its Subsidiaries are subsisting and, to the knowledge of the Company, valid and enforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Owned IP is not subject to any outstanding consent, settlement, Lien (other than Permitted Liens), decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of the Company and its Subsidiaries as currently conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, (i) the conduct of the business of the Company and its Subsidiaries as conducted since January 1, 2018 and as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2018 through the date of this Agreement, the Company has not received any written claim alleging any such infringement, misappropriation or other violation. Since January 1, 2018 through the date of this Agreement, there is no and has not been any legal proceeding brought by a third party against the Company or any of its Subsidiaries (or against another person who has sought indemnification from the Company or any of its Subsidiaries in connection with such legal proceeding) with respect to any material alleged infringement or other material violation by the Company, its Subsidiaries, its or their current products or services, or other operation of the Company’s or any of its Subsidiaries’ businesses, of the Intellectual Property of such third party, that is outstanding and unresolved as of the date of this Agreement, or which, if resolved, has resulted in any material liability or obligation (including ongoing payment), or the resolution of which required granting any license under any Company Owned IP.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, to the knowledge of the Company, no person or entity is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have, since January 1, 2018 through the date of this Agreement, brought (or asserted or threatened in writing) any claim against any person alleging that such person is infringing or misappropriating any material Company Owned IP, that is outstanding and unresolved as of the date of this Agreement.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect all material trade secrets of the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, there have been no unauthorized uses or disclosures of any such trade secrets, and (ii) none of the Company or its Subsidiaries has published, provided or disclosed, nor are the Company or its Subsidiaries under any present or contingent obligation to so publish, provide or disclose, any software source code for Company Owned IP, including through or in connection with any agreement requiring the Company or any of its Subsidiaries to place any software source code in escrow.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries has received any support, funding, resources or assistance from any Governmental Entity, or from any university, college, other academic institutions, or non-profit research centers in the development of any Intellectual Property owned by the Company or its Subsidiaries, that resulted in, or is reasonably expected to result in, such third-parties being granted any rights or licenses to, or ownership interest in, any such Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no rights have been granted to any Governmental Entity with respect to any Company Owned IP other than substantially the same standard commercial rights as are granted by the Company to commercial end users in the Ordinary Course of Business.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other person any license or other right to any Company Owned IP.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the information technology systems (“IT Systems”) used by the Company and its Subsidiaries are designed, implemented, operated and maintained in accordance with reasonable and customary industry standards and practices for entities operating businesses similar to the business of the Company and its Subsidiaries, including with the respect to redundancy, reliability, scalability and security, and constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company and its Subsidiaries as conducted in the 12 months prior to the date of this Agreement. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that their IT Systems are free from viruses, contaminants and other harmful code, (ii) the Company and its Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their businesses and have taken all reasonable steps to safeguard the security and the integrity of their IT Systems, and (iii) there has been no failure, breakdown, loss or impairment of, or any unauthorized intrusions or breaches of the security with respect to the IT Systems used by the Company or any of its Subsidiaries that (A) has resulted in a disruption or interruption in the operation of the business of the Company or its Subsidiaries or (B) to the knowledge of the Company, has resulted in loss, unauthorized access to, or unauthorized modification or disclosure of any confidential information of or maintained by, for or on behalf of the Company or its Subsidiaries.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there exist no facts, and no events have occurred, that would reasonably be expected to form the basis of any present or future claim against the Company or its Subsidiaries, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any breach of Warranties of the Company.

Section 3.24 Affiliate Transactions. To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception of liabilities incurred in the Ordinary Course of Business, owes money to, or is owed money by, the Company or its Subsidiaries, or (c) is a party to or the beneficiary of any contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Company SEC Documents, there are no contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificates delivered by the Investor in connection with the Transactions, the Company acknowledges that the Investor nor any person on behalf of Investor makes, and none of the Company or any person acting on behalf of the Company, has relied or is relying upon, any other express or implied representation or warranty with respect to the Investor or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV, neither the Investor nor any other person will have or be subject to any liability or obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company or any other person for purposes of, or in expectation of, the Transactions.

ARTICLE IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date hereof and as of the Subsequent Closing Date:

Section 4.01 Organization; Standing; Ownership. The Investor is a corporation duly incorporated, validly existing and in good standing under the Laws of its organization, and is a U.S. Person. The Investor has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(a) The Investor is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary (to the extent the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have an Investor Material Adverse Effect.

(b) As of the Date of this Agreement, the Investor and its Affiliates do not beneficially own any shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

Section 4.02 Authority; Noncontravention. The Investor has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transactions. The execution and delivery by the Investor and the other Transaction Documents of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors (or equivalent) of the Investor, and no other corporate proceedings on the part of the Investor or vote of the Investor’s equityholders are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Investor, and assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of the Investor, enforceable against it, in accordance with its terms, except as such enforcement may be subject to the Bankruptcy and Equity Exceptions. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation of the Transactions by the Investor, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or other comparable charter or organizational documents) of the Investor or (ii) violate any law, order or judgment applicable to the Investor or violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any contract to which the Investor is a party or accelerate the Investor’s obligations under any such contract, except, in the case of clause (ii), as would not, individually reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for (a) the filing by the Company of the Statement With Respect to Shares with the Pennsylvania Department of State and (b) filings required under, and compliance with other applicable requirements of, the HSR Act and the antitrust Laws and any Laws with respect to foreign investment set forth on Section 4.03 of the Disclosure Schedules, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. The Bain Group does not hold five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities,” and “non-corporate interests” are defined under 16 CFR 801) of any entity that competes with the Company or the Target, to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period or the obtaining or receiving of any consent or approval under the HSR Act or any other antitrust or foreign investment Law in connection with the Transactions. For purposes of giving the representations and warranties in this Section 4.03, it is acknowledged and agreed that the Investor has relied on the information regarding the Company and its Subsidiaries that has been provided to the Investor’s Representatives by the Company and its Representatives.

Section 4.04 Financing.

(a) As of the date hereof, the Investor has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which Bain Capital Fund XII, L.P., Bain Capital Fund (DE) XII, L.P. and Bain Capital Fund (Lux) XII, SCSp (collectively, the “Equity Provider”), have committed, subject only to the terms and conditions thereof, to invest the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) the Investor and Equity Provider will not oppose the granting of an injunction, specific performance or other equitable relief seeking to enforce the obligations under the Equity Commitment Letter on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity in connection with the exercise of such third party beneficiary rights.

(b) (i) The Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified as of the date hereof and as of the date of the Subsequent Closing; (ii) as of the date hereof no such amendment or modification is contemplated; and (iii) as of the date hereof the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other contracts, agreements, side letters or arrangements to which the Investor is a party relating to the funding or investing, as applicable, that would reasonably be expected to adversely affect the availability or conditionality of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(c) The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to pay the Initial Investment Purchase Price at the Initial Closing and the Subsequent Investment Purchase Price at the Subsequent Closing, on the terms and subject to the conditions contemplated in this Agreement. The Company acknowledges (x) the separate corporate existence of the Investor and (y) that the sole asset of the Investor is cash in a de minimis amount and its rights under this Agreement and the Equity Commitment Letter, in each case in accordance with, and subject to, the terms and conditions set forth herein and therein and that no additional funds will be contributed to the Investor unless and until the Initial Closing occurs pursuant to the terms and conditions of this Agreement.

(d) As of the date hereof, the Equity Commitment Letter (in the form delivered by the Investor to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of the Investor and Equity Provider, as applicable, enforceable against the Investor and Equity Provider, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Assuming the accuracy of the representations and warranties set forth in Article III in all respects as of the date of this Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Investor or Equity Provider pursuant to the Equity Commitment Letter. Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 2.02(b)(i), as of the date hereof, the Investor has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter. As of the date of the hereof, the Investor has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

Section 4.05 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affilates, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.06 Securities Act Representations.

(a) The Investor is an accredited investor (as defined in Rule 501 of the Securities Act), and is aware that the sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act. The Investor is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Investor is acquiring the Shares (and any shares of Company Common Stock issuable upon conversion of the Shares) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Shares (or any shares of Company Common Stock issuable upon conversion of the Shares) and agrees not to reoffer or resell the Shares in violation of the Securities Act. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Shares (and any shares of Company Common Stock issuable upon conversion of the Shares) and is capable of bearing the economic risks of such investment. The Investor has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(b) Neither the Investor nor any of its Affiliates is acting in concert, and neither the Investor nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Investor, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, in each case, other than with respect to any bona fide loan from one or more financial institutions.

Section 4.07 No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificates delivered by the Company in connection with the Transactions, the Investor acknowledges that neither the Company nor any person on behalf of the Company makes, and none of the Investor or any person acting on behalf of the Investor has relied or is relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or with respect to any other information provided or made available to the Investor in connection with the transactions contemplated hereby or the transactions contemplated by the Target Merger Agreement, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article III, neither the Company nor any other person will have or be subject to any liability or obligation to the Investor or any other person resulting from the distribution or failure to distribute to the Investor, or the Investor’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Investor in any electronic data room maintained by the Company for purposes of, or in expectation of, the transactions contemplated by this Agreement.

ARTICLE V

Additional Agreements

Section 5.01 Negative Covenants.

(a) From and after the date hereof until the earlier of the Subsequent Closing or the Investor End Date (or, if earlier, termination of the Target Merger Agreement), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of the Investor (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated, required or permitted by this Agreement (including the Statement With Respect to Shares) or required by the Target Merger Agreement, (iv) in connection with a Company COVID Action,, or (v) as set forth in Section 5.01 of the Disclosure Schedules, the Company covenants and agrees that it shall use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the Ordinary Course of Business; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to take, and nothing in this Agreement shall prohibit the Company or its Subsidiaries from taking, any Company COVID Action.

(b) The Company agrees with the Investor, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Subsequent Closing and the Investor End Date (or, if earlier, termination of the Target Merger Agreement), except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or Company Benefit Plan, (ii) with the prior written consent of the Investor (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated, required or permitted by this Agreement or required by the Target Merger Agreement, (iv) in connection with a Company COVID Action, , or (v) as set forth in Section 5.01 of the Disclosure Schedules, the Company:

(i) shall not amend or restate any Company Charter Document;

(ii) shall not, and shall not permit any of such Subsidiaries to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, except for any such transaction by a wholly owned (direct or indirect) Subsidiary of the Company which remains a wholly owned (direct or indirect) Subsidiary following the consummation of such transaction;

(iii) shall not, and shall not permit any of such Subsidiaries that is not wholly owned (directly or indirectly) by the Company or is not a wholly owned (direct or indirect) Subsidiary of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to the Company or to any other wholly owned (direct or indirect) Subsidiary of the Company;

(iv) shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions;

(v) shall not, and shall not permit any of such Subsidiaries to, acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person except for such acquisitions for an amount not to exceed $100 million in value in the aggregate (for all such transactions), in each case that would not reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, the other Transaction Documents or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions, (C) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (D) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(vi) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement, the Statement With Respect to Shares or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company stock awards outstanding on the date hereof, (B) the sale of shares of Company Common Stock pursuant to the exercise of options or the settlement of any Company stock awards, if necessary to effectuate an option direction upon exercise or for withholding of Taxes in accordance with their terms on the date hereof, (C) grants of equity awards in the Ordinary Course of Business, in amounts consistent with past practice, pursuant to any Company Benefit Plan, and (D) the issuance of shares of Company Common Stock or the grant of equity awards in connection with the acquisition of any business or material amount of assets from any other person that is permitted by the terms of this Agreement or the Statement With Respect to Shares;

(vii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than the Acquisition Debt Financing) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions;

(viii) shall not and shall not permit any of its Subsidiaries to directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its wholly owned (direct or indirect) Subsidiaries or among the Company’s wholly owned (direct or indirect) Subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any Company equity awards issued in the Ordinary Course of Business; or

(ix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (viii) of this Section 5.01(b).

Section 5.02 Reasonable Best Efforts; Filings.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders, the expiration or termination of all applicable waiting periods, and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b) The Company and the Investor agree to make an appropriate filing of a Notification and Report Form (the “Initial HSR Form”) pursuant to the HSR Act with respect to the transactions contemplated by the Initial Closing (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement and in any event no later than ten (10) Business

Days (unless the Parties mutually agree to a later date), and to supply, as advisable, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and the Company and the Investor agree to use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions. The date upon which any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, relating to the transactions contemplated by the Initial Closing, the “Initial HSR Approval”.

(c) To the extent required by Law, the Company and the Investor agree to make, if necessary, an appropriate filing of a Notification and Report Form (the “Subsequent HSR Form”, and together with the Initial HSR Form, the “HSR Forms”) pursuant to the HSR Act with respect to the transactions contemplated by the Subsequent Closing (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) in no event later than such time as would permit the Subsequent Closing Date to occur prior to the closing of the Target Merger Agreement, and to supply, as advisable, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and the Company and the Investor agree to use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions.

(d) Each of the Company and the Investor shall (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor to, as the case may be, the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Entity in connection with the Transactions, provided that materials furnished pursuant to this Section 5.02 may be redacted (a) to remove references concerning the valuation of the Company and the Transactions or other confidential information, (b) as necessary to comply with contractual arrangements, and (c) as necessary to address reasonable privilege concerns, and the Parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.02 as “counsel only” or, as appropriate, as “outside counsel only”, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(e) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.02 or elsewhere in this Agreement shall require Investor to take any action with respect to any of its Affiliates or its direct or indirect portfolio companies or other investments, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies or other investments of investment funds advised or managed by one or more Affiliates of Investor. The parties understand and agree that all obligations of Investor related the HSR Act and any other to regulatory approvals shall be governed exclusively by this Section 5.02.

(f) Each of the Company and the Investor shall not take or agree to take, and shall cause their respective controlled Affiliates not to take or agree to take, any action that would be reasonably likely to prevent or materially delay the consummation of the Transactions or receipt of any governmental approvals that are conditions to the Subsequent Closing pursuant to Article VI.

Section 5.03 Corporate Actions.

(a) At any time that any Series B Preferred Stock is outstanding, the Company shall:

(i) from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Company Common Stock to satisfy the conversion requirements of all shares of the Series B Preferred Stock then outstanding;

(ii) take such actions as reasonably requested by the Investor as may be necessary to render inapplicable any control share acquisition, interested stockholder, business combination or similar anti-takeover provision in the Company Charter Documents or under Chapter 25 of the PBCL or other similar Law that is or could become applicable to the Investor Parties as a result of the Transactions, including the Company’s issuance of Company Common Stock upon conversion of the Series B Preferred Stock;

(iii) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NASDAQ (or any other national securities exchange upon which the Company Common Stock may subsequently be principally listed) in respect of the Company Common Stock other than in connection with a Fundamental Change pursuant to which the Company satisfies in full its obligations under the applicable provisions of the Statement With Respect to Shares, unless the prior written approval of the holders of a majority of the Series B Preferred Stock issued and outstanding has been obtained;

(iv) not alter or change the rights, preferences or privileges of the Series B Preferred Stock or amend, modify or supplement any provision of the articles of incorporation and bylaws of the Company in a manner that adversely affects the rights, powers, preferences or privileges of the Series B Preferred Stock in each case, unless the prior written approval of the holders of a majority of the Series B Preferred Stock issued and outstanding has been obtained;

(v) not authorize or issue any Senior Stock, or amend or alter the Company’s articles of incorporation to increase the number of authorized or issued shares of Series B Preferred Stock, in each case unless the prior written approval of the holders of a majority of the Series B Preferred Stock issued and outstanding has been obtained; and

(vi) so long as the Investor continues to beneficially own at least 5% of the aggregate number of shares of Series B Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), unless the Investor otherwise consents in writing, not authorize or issue any Parity Stock other than in connection with Permitted Issuances.

(b) If any occurrence since the date of this Agreement until the Subsequent Closing would have resulted in an adjustment to the Conversion Price with respect to the Series B-2 Preferred Stock or the Series B-3 Preferred Stock pursuant to the Statement With Respect to Shares if such Series B-2 Preferred Stock or Series B-3 Preferred Stock, as applicable, had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Price with respect to such Series B-2 Preferred Stock or the Series B-3 Preferred Stock, as applicable, effective as of the Subsequent Closing, in the same manner as would have been required by the Statement With Respect to Shares if such Series B-2 Preferred Stock or Series B-3 Preferred Stock, as applicable, had been issued and outstanding since the date of this Agreement.

Section 5.04 Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Investor or its Affiliates without the prior written approval of the Company, unless required by Law (based on the advice of counsel) in which case the Company shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing (but subject to the terms of the Confidentiality Agreement and Section 5.05), the Investor and its Affiliates shall not be restricted from (a) making any filings and disclosures required under applicable laws (including Sections 13 and 16 of the Exchange Act) and (b) communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided that in the case of clause (b), the recipient of such information is subject to a customary obligation to keep such information confidential.

Section 5.05 Confidentiality. Until two years after the Investor no longer owns any Series B Preferred Stock or Company Common Stock issued upon conversion of the Preferred Stock, the Investor will, and will cause its Affiliates and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that has been or may be furnished to the Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement, the Confidentiality Agreement or the Target

Merger Agreement (collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor Parties’ investment in the Company made pursuant to this Agreement, including the enforcement of the Investor Parties’ rights in respect of such investment and defending any claim or action made in relation to such investment (a “Permitted Purpose”), provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Investor, any of its Affiliates or any of their respective Representatives in violation of this Section 5.05, (ii) was or becomes available to the Investor, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided that that such source was not, to the Investor’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Investor, any of its Affiliates or any of their respective Representatives, provided that such information is not, to the Investor’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) was independently developed by the Investor, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. The Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to the Investor’s Affiliates and its and their respective Representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such Representative who, to the knowledge of the Investor, has an employment, director, officer, operating partner or similar relationship with a Competitor, (ii) to its stockholders, limited partners, members or other owners (including any listed entity that is an investor in an Affiliate of the Investor), who are subject to customary confidentiality obligations, as part of ordinary course reporting or review procedure or in connection with such Person’s ordinary course fundraising, transactional or reporting activities, as the case may be, and (iii) in the event that the Investor, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, regulation, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the Investor, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case the Investor shall use reasonable efforts to assist the Company in this respect). The Confidentiality Agreement shall terminate simultaneously with the Initial Closing.

Section 5.06 NASDAQ Listing of Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply to cause the aggregate number of shares of Company Common Stock issuable upon the conversion of the Series B Preferred Stock issued to the Investor pursuant to this Agreement and required to be issued to the Investor pursuant to the Statement With Respect to Shares to be approved for listing on the NASDAQ, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading.

Section 5.07 Standstill. The Investor agrees that during the Standstill Period, without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its Affiliates not to:

(a) acquire, offer or seek to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, any securities of the Company, any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Company Common Stock or any assets or property of the Company or any Subsidiary of the Company that results in the Investor having beneficial ownership of more than the Maximum Percentage of the shares of the Company Common Stock outstanding at such time (assuming the conversion of the Series B Preferred Stock) (but in any case excluding (i) any issuance by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Company Common Stock (or the exercise thereof) to any Investor Director as compensation for their membership on the Board, and (ii) the acquisition of the shares of Company Common Stock issuable upon conversion of the Series B Preferred Stock);

(b) make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or call or seek to call a meeting of the Company’s shareholders or initiate any stockholder proposal for action by the Company’s shareholders, or other than with respect to the Investor Director, seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c) make any public announcement with respect to, or seek or propose any merger or business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company, or any other extraordinary transaction involving the Company, or enter into any discussions, negotiations, arrangements, understandings or agreements with any other Person regarding any of the foregoing; provided, however, that this clause (c) shall not preclude the tender by the Investor or its Affiliates of any securities of the Company into any tender or exchange offer or the vote by the Investor or its Affiliates of any voting securities of the Company with respect to any Fundamental Change in accordance with the recommendation of the Board;

(d) otherwise act, alone or in concert with others, to control or seek to control, advise or knowingly influence, in any manner, management or the board of directors, or the policies of the Company or any of its Subsidiaries (other than the Investor Director acting in his or her capacity as a member of the Board or voting at a meeting of the Company’s shareholders);

(e) acquire, offer or seek to acquire, by purchase or otherwise, any debt securities of the Company;

(f) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(g) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing

(h) take any action that would or would reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.07;

(i) enter into any discussions, negotiations, communications, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, the Investor Parties) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party (excluding, for the avoidance of doubt, the Investor Parties) with respect to the Company or any securities of the Company or otherwise in connection with any of the foregoing

(j) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.07; or

(k) contest the validity of this Section 5.07 or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.07;

provided, however, that nothing in this Section 5.07 will limit (1) the Investor Parties’ ability to vote, Transfer (subject to Section 5.08), convert (in accordance with the limitations in the Statement With Respect to Shares) or otherwise exercise rights under its Company Common Stock or Series B Preferred Stock or (2) the ability of any Investor Director to vote or otherwise exercise its fiduciary duties or otherwise act in its capacity as a member of the Board. Notwithstanding anything to the contrary in this Section 5.07, the Investor and its Affiliates may at any time communicate privately with the Company’s directors, officers or advisors or submit to the Board one or more confidential proposals or offers for a transaction (including a transaction that, if consummated, would result in a Fundamental Change), so long as, in each case, such communications and submissions are not intended to, and would not reasonably be expected to, require any public disclosure by the Company of such communications or submissions, as applicable.

Section 5.08 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement or as expressly contemplated by Section 5.08(b), with respect to the Series B-1 Preferred Shares until the later of (i) the 12-month anniversary of the Initial Closing and (ii) the first to occur of (A) the Subsequent Closing and (B) the termination of the Target Merger Agreement and, with respect to the Series B-2 Preferred Shares and Series B-3 Preferred Shares (if any), until the 12-month anniversary of the Subsequent Closing Date (such period, the “Restricted Period”), the Investor Parties will not Transfer any Series B Preferred Stock or any Company Common Stock issued upon conversion of any Series B Preferred Stock. Following the expiry of the Restricted Period, the Investor Parties will not at any time knowingly Transfer any shares of Series B Preferred Stock to a non-U.S. Person (other than in underwritten offerings and broadly distributed sales pursuant to Rule 144A and/or similar sales) or knowingly Transfer any shares of Company Common Stock to (x) any Competitor (including any Activist Investor), or (y) any Person who, upon the occurrence of such Transfer, would beneficially own more than 5% of the outstanding shares of Company Common Stock (in each case, other than in underwritten offerings and pursuant to Rule 144 under the Securities Act).

(b) Notwithstanding Section 5.08(a), the Investor Parties shall be permitted to Transfer any portion or all of their Series B Preferred Stock or Company Common Stock issued upon conversion of the Series B Preferred Stock at any time under the following circumstances:

(i) Transfers of (A) Series B-1 Preferred Shares following the Restricted Period or (B) Series B-2 Preferred Shares or Series B-3 Preferred Shares, in the case of each of clauses (A) and (B), to any Permitted Transferees of the Investor, but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree in writing for the express benefit of the Company that the transferee shall Transfer the Series B Preferred Stock or Company Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii) Transfers to the Company or its Subsidiaries;

(iii) Subject to Section 5.07, Transfers pursuant to a merger, tender offer, recapitalization, consolidation or exchange offer or other business combination, acquisition of assets or similar transaction or otherwise, in each case, following an announcement of any Fundamental Change transaction involving the Company or any Subsidiary;

(iv) Transfers in connection with, and only after the commencement of, bankruptcy, insolvency or other similar reorganization proceedings;

(v) Transfers for cash to a Person that is not an affiliate of the Investor to the extent necessary to satisfy a bona fide prepayment requirement under any Back Leverage;

(vi) Transfers in connection with a mortgage, hypothecation and/or pledge to a financial institution or other lender or any agent therefor to secure any Back Leverage and the exercise of any rights thereunder by any such financial institution or lender or any agent therefor, including the foreclosure and subsequent sale of the securities; and

(vii) Transfers that have been approved in writing by the Board.

(c) Any attempted Transfer in violation of this Section 5.08 shall be null and void ab initio.

Section 5.09 [RESERVED].

Section 5.10 Legend.

(a) All certificates or other instruments representing the Preferred Stock or Company Common Stock issued upon conversion of the Preferred Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR EXCEPT, WITH RESPECT TO ANY COMPANY COMMON STOCK, WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF MARCH __, 2021, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Series B Preferred Stock or Company Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, at the request of the holder, in connection with any termination of this Agreement).

Section 5.11 Board Matters; Election of Directors.

(a) Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Investor shall have the right to nominate the Investor Director Designee. Effective as of the Initial Closing, the Company and the Board will increase the size of the Board to accommodate the election of such individual (unless there is a vacancy in the Board at such time) and the Board shall elect Stephen Pagliuca to the Board to serve as the initial Investor Director Designee. The election or appointment of the Investor Director Designee shall be subject to satisfaction of all requirements set forth in the Company’s corporate governance guidelines, code of business conduct and ethics and insider trading policy in effect from time to time and applicable to other non-executive directors (the “Specified Guidelines”). No Investor Director Designee shall be required to qualify as an independent director under applicable stock exchange rules and federal securities laws and regulations. Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Investor shall continue to have the right to nominate the Investor Director Designee. The Company will reimburse the Investor Director and any observer appointed pursuant to Section 5.11(b) for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board consistent with reimbursement policies of the Company applicable to non-executive directors of the Board. The Investor Director will receive compensation no less favorable than such compensation received by other non-executive directors of the Board. The Investor Director shall have the right to serve on all committees of the Board, subject to applicable legal and stock exchange requirements. The Investor agrees, upon the Company’s request, to timely provide the Company with accurate and complete information relating to the Investor Director as may be required to be disclosed by the Company under the Exchange Act and the rules and regulations promulgated thereunder and to make any necessary independence determinations, including for service on Board committees. Upon the occurrence of the Fall-Away of Investor Board Rights, at the written request of the Board, the Investor Director shall resign, and the Investor shall cause the Investor Director immediately to resign, from the Board effective as of the date of the Fall-Away of Investor Board Rights.

(b) Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Investor shall have the right (in addition to the rights set forth in Section 5.11(a)) to designate a non-voting observer of the Board (the “Investor Observer”) reasonably satisfactory to the Board (it being agreed that Joseph Robbins is satisfactory to the Board). The Investor Observer shall be entitled to (i) attend, strictly as an observer, meetings of each committee of the Board, subject to applicable legal and stock exchange requirements, other than the Segment Operations Committees of Board and any similar committees that may be formed in the future and (ii) receive notice of and have the right to attend, strictly as an observer, meetings of the Board, and the Company shall provide the observer with copies of all notices, minutes, consents and other material in connection therewith at the same time as such materials are distributed to members of the Board; provided, that (A) the Investor shall cause the Investor Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the observer pursuant hereto and (B) the Company and the Board shall have the right to withhold any information and to exclude the Investor Observer from any meeting or portion thereof if doing so is, in the opinion of outside counsel to the Company, advisable or necessary to protect the attorney-client privilege between the Company and counsel or work product protection, violate any Law or violate the terms of any confidentiality agreement or other contract with a third party. In order to be eligible to serve in such capacity, the Investor Observer shall provide a written undertaking to the Company agreeing to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, to the extent applicable to non-executive directors of the Company. The Investor Observer shall have no right to vote on any matters presented to the Board or any Board committee or be entitled to receive any compensation in his or her capacity as Investor Observer. Any action taken by the Board at any meeting will not be invalidated by the absence of the Investor Observer at such meeting. All obligations of the Company pursuant to this Section 5.11(b) shall terminate, and, upon request by the Board, the Investor shall cause the Investor Observer to resign promptly from his or position as a non-voting observer, in each case upon the Investor ceasing to have the right to designate the Investor Observer pursuant to this Section 5.11.

(c) Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, at any annual meeting of the Company’s stockholders at which the term of the Investor Director shall expire, the Investor shall have the right to designate, in accordance with the articles of incorporation and bylaws of the Company and the PBCL and in accordance with the provisions of this Section 5.11, the Investor Director Designee. The Company and the Board shall (i) include each Investor Director Designee designated by the Investor in accordance with this Section 5.11 in the Company’s slate of nominees for the applicable meeting of the Company’s stockholders (whether in the Company’s proxy statement or otherwise), (ii) recommend that the Company’s stockholders vote in favor of such Investor Director Designee, (iii) use its reasonable best efforts to support such nominees with substantially the same level of efforts and support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders, (iv) cause the Board to have sufficient vacancies to permit such Investor Director Designee to be elected as a member of the Board and (v) so long as any Investor Director Designee is eligible to be so designated in accordance with this Section 5.11, not take any action to remove such person as such a director without cause without the prior written consent of the Investor. The Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of directors by the Company so long as the Investor provides reasonable advance notice to the Company of the Investor Director Designee prior to the mailing of the proxy statement by the Company (provided, that upon the request of the Investor the Company shall provide reasonable advance notice to the Investor of the expected mailing date). For the avoidance of doubt, failure of the stockholders of the Company to elect any Investor Director Designee to the Board shall not affect the right of the Investor to nominate directors for election pursuant to this Section 5.11 in any future election of directors.

(d) In the event of the death, disability, resignation or removal of the Investor Director as a member of the Board (other than pursuant to Section 5.11(c)), the Investor may designate an Investor Director Designee (in accordance with the process set forth in Section 5.11(a)) to replace such director and the Company shall cause such Investor Director Designee to fill such resulting vacancy. In the event of the death, disability, resignation or removal of the Investor Observer, the Investor may designate an observer designee (in accordance with the process set forth in Section 5.11(b)) to replace such observer.

(e) The Company agrees to negotiate in good faith the form of, and agrees to enter into, a customary director indemnification agreement with the Investor Director no less favorable than with other non-executive members of the Board and including customary provisions as agreed by the parties in good faith, and the Company shall indemnify the Investor Director and provide the Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board, pursuant to the articles of incorporation and bylaws of the Company, the PBCL or otherwise. The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Company’s articles of incorporation, bylaws and/or any indemnification agreement entered into between the Company and the Investor Director (such that the Company’s obligations to such indemnitees are primary), and the Company agrees to include customary “Levy Provisions” with respect to the foregoing in any such indemnification agreement.

(f) To the fullest extent permitted by the PBCL and subject to any express agreement that may from time to time be in effect, the Company agrees that any Investor Director Designee, Investor Observer, the Investor and any other member of the Bain Group or any portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates; and/or (iii) make investments in any kind of property in which the Company may make investments. To the fullest extent permitted by the PBCL, the Company renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of such person’s participation in any such business or investment. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgement which is not appealed in the applicable time) that such Covered Person is not entitled to indemnification under this Section 5.11(f), in which case any such advanced expenses shall be promptly reimbursed to the Company. The Company agrees that in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Company or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries, except for any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is intended for such Covered Person in his or her capacity as a member of the Board. To the fullest extent permitted by the PBCL, the Company hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Section 5.11(f) in which case any such advanced expenses shall be promptly reimbursed to the Company.

(g) For so long as an Investor Director Designee is on the Board, (i) such Investor Director Designee shall be subject to the Specified Guidelines, but the Company shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Company of any trades in the Company’s securities) or similar guideline or policy with respect to the trading of securities of the Company that applies to the Investor or its Affiliates (including a policy that limits, prohibits or restricts the Investor or its Affiliates from entering into any hedging or derivative arrangements), in each case other than with respect to any Investor Director Designee solely in his or her individual capacity, except as provided herein, or that imposes confidentiality obligations on any Investor Director Designee that are inconsistent with the Confidentiality Agreement, (ii) any share ownership requirement for any Investor Director Designee serving on the Board shall be deemed satisfied by the securities owned by the Bain Group and/or its Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the Bain Group’s or its Affiliates’ transfers of securities pursuant to the terms and conditions of the Registration Rights Agreement and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Investor Director Designee (x) accepting an invitation to serve on another board of directors of a company that competes (or whose Subsidiaries compete) in any material respect with the business of the Company or failing to notify an officer or director of the Company prior to doing so (provided, however, that the Investor Director Designee shall be subject to customary recusal requirements of the Board), (y) receiving compensation from the Bain Group or any of its Affiliates, or (z) failing to offer his or her resignation from the Board of Directors except as otherwise expressly provided in this Agreement or pursuant to any majority voting policy adopted by the Board of Directors, and, in each case of (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 5.11 shall not apply to the extent inconsistent with this Section 5.11. Notwithstanding the foregoing, the Investor acknowledges and agrees, and will advise each Person who receive any Confidential Information subject to Section 5.05, that the Confidential Information may include material non-public information regarding the Company or its Subsidiaries, and the Investor hereby further acknowledges that it is aware, and that it will advise such Persons, that the United States federal securities laws prohibit persons with material non-public information about a company obtained directly or indirectly from such company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities on the basis of such information.

(h) At each meeting of the shareholders of the Company involving the election of directors following the receipt of the Initial HSR Approval and at every postponement or adjournment thereof, the Investor shall, and shall cause the Investor Parties to, take such action as may be required so that all of the voting equity securities of the Company beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote at such meeting of shareholders are voted in favor of each director nominated or recommended by the Board for election.

Section 5.12 Tax Matters.

(a) The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Series B Preferred Stock or Company Common Stock or other securities issued upon conversion of the Series B Preferred Stock in each case to the extent required by applicable Law. The Company shall promptly notify the Investor if it determines that it has such requirement to withhold and give the Investor a reasonable opportunity to provide any form or certificate to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Company shall furnish the Investor with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Investor evidencing such payment. On the Initial Closing Date, the Investor shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable.

(b) Absent a change in law or IRS practice, or a contrary determination (as defined in Section 1313(a) of the Code), the Investor and the Company agree not to treat the Series B Preferred Stock (based on their terms as set forth in the Statement With Respect to Shares) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulations Section 1.305-5, for U.S. federal and applicable state and local income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.

(c) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (i) the issuance of the Series B Preferred Stock and (ii) the issuance of shares of Company Common Stock upon conversion of the Series B Preferred Stock. However, in the case of conversion of Series B Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Company Common Stock or Series B Preferred Stock to a beneficial owner other than the beneficial owner of the Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

Section 5.13 Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Shares (a) to finance the cash consideration payable and to pay for any costs, fees and expenses incurred in connection with the Target Acquisition and/or (b) for general corporate purposes.

Section 5.14 Back Leverage Cooperation. If requested by the Investor, the Company will provide the following cooperation in connection with the Investor obtaining any Back Leverage (i) subject to applicable law, using reasonable best efforts to (A) remove any restrictive legends on certificates representing the Shares (and any shares of Company Common Stock issued upon conversion of the Shares) and record such Shares (and such shares of Company Common Stock) in book entry form on the books of Company or its transfer agent when eligible to do so or (B) without limiting the generality of clause (A), if such Shares (or such shares of Company Common Stock issued upon conversion of Shares) are eligible for resale under Rule 144A, and eligible to be so deposited, depositing such pledged Series B Preferred Stock or Company Common Stock in book entry form on the books of The Depository Trust Company or other depository with customary restrictive legends, (ii) if so requested by any applicable lender, agent or counterparty, as applicable, using commercially reasonable efforts to register the pledged Series B Preferred Stock and/or shares of Company Common Stock to be issued upon conversion of the Series B Preferred Stock, as applicable, in the name of the relevant lender, agent, counterparty, custodian or similar party to Back Leverage, in certificated or restricted book-entry format on the books and records of the Company’s transfer agent, in each case, with respect to Back Leverage solely as secured party and only to the extent Investor or its Affiliates continues to beneficially own such pledged Series B Preferred Stock or Company Common Stock, (iii) entering into an issuer agreement (an “Issuer Agreement”) with each lender or agent therefor with respect to such Back Leverage substantially in the form attached hereto as Exhibit B, and subject to the consent of the Company (which will not be unreasonably withheld, conditioned or delayed), with such changes thereto as are requested by such lender or agent therefor, (iv) entering into customary triparty agreements with the relevant lender or agent therefor and the Investor relating to the delivery of the Series B Preferred Stock and shares of Company Common Stock, in certificated format or restricted book-entry format on the books and records of the Company’s transfer agent, as determined by the Investor, to the relevant Back Leverage lender or agent therefor, in each case, subject to applicable transfer restrictions and related restrictive legends, or, if such Shares (or such shares of Company Common Stock) are eligible for resale under Rule 144A and eligible to be so deposited, the deposit thereof in book entry form on the books of The Depository Trust Company or other depository for crediting to the relevant collateral accounts upon, funding of the relevant loan and payment of the purchase price of the Investor, including a right for such lender, agent or counterparty as a third party beneficiary with respect to the Company’s obligation under Article II hereof to issue the Series B Preferred Stock upon payment of the purchase price therefor in accordance with the terms of this Agreement and (v) such other cooperation and assistance as the Investor may reasonably request that will not unreasonably disrupt the operation of the Company’s business. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on (x) the Investor delivering to the Company a copy of the applicable loan agreement for the Back Leverage to which the Issuer Agreement relates and (y) the Investor certifying to the Company in writing that (A) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes Back Leverage being entered into in accordance with this Agreement, the Investor has pledged the Preferred Stock and/or the underlying shares of Company Common Stock as collateral to the applicable lenders or agents therefor under such Back Leverage and that the execution of such Back Leverage and the terms thereof do not violate the terms of this Agreement or the Statement With Respect to Shares, (B) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the applicable lenders or agents therefor under the Back Leverage, (C) an Exercise of Remedies (as defined in the Issuer Agreement) constitutes the only circumstance under which the lenders under the Back Leverage may foreclose on the Shares (or shares of Company Common Stock issued upon conversion of Shares) and (D) the Investor acknowledges and agrees that the Company shall be relying on such certificate when entering into the Issuer Agreement and any material inaccuracy in such certificate shall be deemed a breach of this Agreement; provided, that the Company shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential the terms and the existence of any such loan agreement and related documents in connection with Back Leverage (and any amendments or supplements thereto), other than in the case that the Company, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, regulation, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such information, in each of which instances the Company, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Investor sufficiently in advance of any such disclosure so that the Investor will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case the Company shall use reasonable efforts to assist the Investor in this respect). The Investor acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders and agents party thereto and that in any dispute between the Company and the Investor under this Agreement, the Investor shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 5.15 State Securities Laws. During the period from the date of this Agreement until the Subsequent Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country pursuant to applicable securities laws prior to the offer and sale of Company Common Stock and/or Series B Preferred Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Subsequent Closing and as of any conversion of Series B Preferred Stock.

Section 5.16 Information Rights. In order to facilitate (i) the Investor’s compliance with legal and regulatory requirements applicable to the beneficial ownership by the Investor and its Affiliates of equity securities of the Company, and (ii) oversight of the Investor’s investment in the Company, from the date hereof, and so long as the 25% Beneficial Ownership Requirement is satisfied by the Investor Parties, the Company agrees promptly to provide the Investor Parties with the following:

(a) (i) subject to the approval of the Chief Executive Officer of the Company, the right to visit any of the offices and properties of the Company and its Subsidiaries, in each case upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request, (ii) the right to, as reasonably requested by the Investor, inspect the books and records of the Company and its Subsidiaries, in each case upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request and (iii) such other information reasonably requested by the Investor in the Company’s possession related to the business, operations and financial condition of the Company and its Subsidiaries (including any projections or financial analysis prepared by or on behalf of the Company) (it being understood that the Company shall not be required to create any new projections or analyses or other reports in response to a request pursuant to this clause (iii)); and

(b) Subject to the approval of the Chief Executive Officer of the Company, make appropriate officers, advisors and representatives of the Company and its Subsidiaries available periodically and at such times as reasonably requested by the Investor for consultation with the Investor, its Affiliates and the representatives of the foregoing with respect to matters relating to the business, operations and affairs of the Company and its Subsidiaries; provided that in case of clause (a) and (b) the Company shall not be obligated to provide materials, documents or information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would reasonably be likely to jeopardize the attorney-client privilege between the Company and its counsel or violate applicable law.

Section 5.17 Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Investor, its Affiliates and/or the Investor Director being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if the Investor Director is serving on the Board at such time or has served on the Board during the preceding six months, then (i) the Board will pre-approve such disposition of equity securities or derivatives thereof for the express purpose of exempting the Investor’s, its Affiliates’, the Investor Director’s ‘interests (to the extent the Investor or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and capital stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by the Investor, the Investor’s Affiliates and/or the Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Investor reasonably requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor’s, its Affiliates’ and the Investor Director’s’ (for the Investor and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.18 VCOC Letters. Upon request by the Investor, the Company shall deliver to the Investor at the Initial Closing and from time to time any Affiliate of the Investor to whom the Investor’s rights and obligations under this Agreement are assigned in accordance with this Agreement a letter substantially consistent with the form thereof furnished by the Investor and reasonably acceptable to the Company (the “VCOC Letters”).

Section 5.19 Target Acquisition. The Company shall at the Investor’s request keep the Investor updated regarding the status of the Target Acquisition, including progress toward the satisfaction of the closing conditions set forth in the Target Merger Agreement. The Company shall furnish to the Investor information regarding the Target Acquisition as is reasonably requested by the Investor from time to time, subject to any limitations under the Target Merger Agreement. The Company shall not amend or otherwise modify, waive any term or condition of, or excuse performance under the Target Merger Agreement, in each case, in a manner that is materially adverse to the Investor without the prior written consent of the Investor.

Section 5.20 Statement With Respect to Shares(a) .

(a) Each party agrees to negotiate in good faith with the other party the form of a definitive Statement With Respect to Shares incorporating the terms set forth on Exhibit D attached hereto and other customary terms as agreed by the parties in good faith (the “Statement With Respect to Shares”).

(b) The Investor hereby agrees to perform its obligations pursuant to the Statement With Respect to Shares. In the event the obligations of the holders of the Series B-1 Preferred Stock to purchase the Series B-2 Preferred Stock and Series B-3 Preferred Stock (if any) terminate pursuant to the provisions of the Statement With Respect to Shares implementing the second paragraph of Exhibit D under the heading “Securities”, the parties will negotiate in good faith to amend this Agreement to provide for the purchase of such securities by the Investor, subject to the conditions set forth herein.

Section 5.21 Pipeline Financings. Following any termination of the Target Merger Agreement, so long as the Investor continues to beneficially own at least 50% of the shares of Series B Preferred Stock purchased by the Investor, in the event the Company proposes to issue any senior preferred securities for cash to finance any material acquisition by the Company of a business or another company, the Company shall first offer to the Investor the right to purchase such securities and, in the event the Investor declines, the Company shall be permitted to issue such securities on terms not more favorable in any material respect to the purchaser than were offered to the Investor.

ARTICLE VI

Conditions to Subsequent Closing

Section 6.01 Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Subsequent Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at the Subsequent Closing of each of the conditions set forth in this Section 6.01.

(a) No Legal Prohibition. No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case, that prohibits the consummation of the Transactions.

(b) HSR Act; Foreign Investment Laws. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the Transactions under the HSR Act or under any other antitrust Law or any Laws with respect to foreign investment specified in Section 6.01(b) of the Disclosure Schedules.

(c) Target Acquisition. The Target Acquisition shall have been consummated, or will be consummated substantially simultaneously with the Subsequent Closing, in each case, in accordance with the terms and conditions of the Target Merger Agreement.

Section 6.02 Conditions to the Obligations of the Company. The obligation of the Company to effect the Subsequent Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Subsequent Closing Date of each of the conditions set forth in this Section 6.02.

(a) Representations and Warranties. (i) The representations and warranties of the Investor set forth in Article IV shall be true and correct in all respects both when made and at and as of the Subsequent Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have an Investor Material Adverse Effect.

(b) Covenants. The Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Subsequent Closing.

(c) Closing Certificate. The Company shall have received a certificate, signed on behalf of the Investor by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03 Conditions to the Obligations of the Investor. The obligation of the Investor to effect the Subsequent Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Subsequent Closing of each of the conditions set forth in this Section 6.03.

(a) Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all material respects both when made and at and as of the Subsequent Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representations and warranties of the Company set forth in Section 3.02(a) shall be true and correct in all respects (except for only de minimis inaccuracies) both when made and at and as of the Subsequent Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Subsequent Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Debt Financing. The Debt Financing (as defined in the Target Merger Agreement), or such other financing acceptable to the Board acting reasonably and sufficient (assuming the payment of the Subsequent Investment Purchase Price by the Investor at the Subsequent Closing) to fund the cash portion of the merger consideration payable under the Target Merger Agreement and transaction fees and expenses (together, the “Acquisition Debt Financing”), shall have been funded, or will be funded simultaneously with the Closing (as defined in the Target Merger Agreement), in accordance with the Debt Commitment Letter (as defined in the Target Merger Agreement) or the definitive documentation providing for such other financing, as applicable.

(e) Closing Certificate. The Investor shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied (the “Closing Certificate”).

(f) NASDAQ Approval. Any shares of Company Common Stock issuable upon conversion of the Series B Preferred Stock (other than any additional shares of Series B Preferred Stock that may be issued as dividends payable in kind) at the applicable Conversion Price specified in the Statement With Respect to Shares as in effect on the Subsequent Closing Date shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

ARTICLE VII

Termination; Survival

Section 7.01 Termination prior to the Subsequent Closing. The rights and obligations of the parties in respect of the Subsequent Closing and the provisions of this Agreement specifically related to the Subsequent Investment (the “Subsequent Investment Provisions”) may only be terminated at any time prior to the Subsequent Closing:

(a) by the mutual written consent of the Company and the Investor;

(b) automatically upon the valid termination of the Target Merger Agreement for any reason in accordance with its terms and conditions, including as set forth in Section 7.1 therein;

(c) by either the Company or the Investor upon valid delivery of written notice to the other, if the Subsequent Closing has not occurred on or prior to 5:00 p.m., Eastern time, on the nine-month anniversary of the date of the Target Merger Agreement (the “Investor Original End Date”); provided that if the Original End Date is extended to the “First Extended End Date” under the Target Merger Agreement pursuant to the terms and conditions of Section 7.1 therein, the Investor Original End Date shall automatically, without any further action by any Person, be extended to the same date as the “First Extended End Date” as defined in the Target Merger Agreement (the “Investor First Extended End Date”); provided, further, that if the “First Executed End Date” is extended to the “Second Extended End Date” in the Target Merger Agreement pursuant to the terms and conditions of Section 7.1 therein, the Investor First Extended End Date shall automatically, without any further action by any Person, be extended to the same date as the “Second Extended End Date” as defined in the Target Merger Agreement (the “Investor Second Extended End Date”); provided, further, that if the Second Executed End Date is extended to the “Third Extended End Date” in the Target Merger Agreement pursuant to the terms and conditions of Section 7.1 therein, the Investor Second Extended End Date shall automatically, without any further action by any Person, be extended to the same date as the “Third Extended End Date” as defined in the Target Merger Agreement (the “Investor Third Extended End Date”, and the Investor Original End Date, as such date may be extended to the Investor First Extended End Date, the Investor Second Extended End Date and the Investor Third Extended End Date, as applicable, the “Investor End Date”); provided that (i) the right to terminate the Subsequent Investment Provisions pursuant to this Section 7.01(c) shall not be available to a party if the failure of the Subsequent Closing to occur by such date shall have resulted from a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement and (ii) the Investor shall not have the right to terminate the Subsequent Investment Provisions pursuant to this Section 7.01(c) unless and until the Company has the right to terminate the Target Merger Agreement pursuant to Section 7.1(b) thereof;

(d) by either the Company or the Investor, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Subsequent Closing and such injunction shall have become final and nonappealable; provided, that the right to terminate the Subsequent Investment Provisions under this Section 7.01(d) shall not be available to a party if such injunction was primarily due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(e) by the Company, if the Investor shall have breached or failed to perform any of its or their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Subsequent Closing Date, would result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) by its nature, cannot be cured prior to the Investor End Date or, if such breach or failure is capable of being cured by the Investor End Date, the Investor has not cured such breach or failure within 30 days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b)); or

(f) by the Investor, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Subsequent Closing, would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) by its nature, cannot be cured prior to the Investor End Date, if such breach or failure is capable of being cured by the Investor End Date, the Company has not cured such breach or failure within 30 days after receiving written notice from Investor describing such breach or failure in reasonable detail (provided that Investor is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b)).

Section 7.02 Effect of Termination Prior to Subsequent Closing. In the event of the termination of the Subsequent Investment Provisions as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and the Subsequent Investment Provisions shall forthwith become null and void (other than Section 5.04, Section 5.05, this Section 7.02 and Article VIII (for the avoidance of doubt, all rights, obligations, terms and conditions of this Agreement which are not the Subsequent Investment Provisions shall survive termination of this Agreement)), and there shall be no liability on the part of the Investor or the Company or their respective directors, officers and Affiliates in connection with the Subsequent Investment Provisions, except that (a) no such termination shall relieve any party from liability for damages for Fraud or willful breach of the Subsequent Investment Provisions prior to such termination and (b) the parties hereto acknowledge and agree that nothing contained herein shall be deemed to affect their right to specific performance in accordance with this Agreement.

Section 7.03 Survival and Limitation on Liability.

(a) All of the covenants or other agreements of the parties contained in this Agreement to be performed prior to the Subsequent Closing shall terminate at the Subsequent Closing. Except as otherwise provided in Section 7.02, all of the covenants or other agreements of the parties contained in this Agreement to be performed following the Subsequent Closing shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive (i) with respect to claims in respect of the Series B-1 Preferred Shares, for twelve months following the date hereof and (ii) with respect to claims in respect of the Series B-2 Preferred Shares or Series B-3 Preferred Shares (if any) will survive for twelve (12) months following the Subsequent Closing; provided further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

(b) Notwithstanding any other provision herein to the contrary, except in the case of Fraud or willful breach in connection with the representations and warranties expressly set forth in Article III, (i) from and after the date hereof until the Subsequent Closing (if any), the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties of the Company made herein (other than in respect of Fundamental Representations of the Company) shall in no event exceed 30% of the Initial Investment Purchase Price and (ii) from and after the Subsequent Closing the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties of the Company made herein (other than in respect of Fundamental Representations of the Company) shall in no event exceed 30% of the sum of the Initial Investment Purchase Price and the Subsequent Investment Purchase Price. From and after the date hereof, the Investor hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled in respect of the Series B-1 Preferred Shares. From and after the Subsequent Closing, the Investor hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled in respect of the Series B-2 Preferred Shares or Series B-3 Preferred Shares (if any).

ARTICLE VIII

Miscellaneous

Section 8.01 Amendments. Subject to compliance with applicable Law, (i) this Agreement may be amended or supplemented in any and all respects only by written agreement signed by each of the parties hereto and (ii) any amendment to or waiver of the provisions, terms and conditions of this Agreement that are addressed in the Statement With Respect to Shares shall be permitted only as specified in the Statement With Respect to Shares.

Section 8.02 Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) following the first to occur of the Subsequent Closing and the termination of the Target Merger Agreement, without the prior written consent of the Company, the Investor or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part, in conjunction with a permitted transfer of Shares to one or more Permitted Transferees, including as contemplated in Section 5.08 so long as the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, (b)

following written notice delivered to the Company, without the prior written consent of the Company, the Investor may grant to the lender(s) (or agents) under any such Back Leverage a security interest in its respective rights (but not its obligations) under this Agreement in connection with any such Back Leverage; it being understood that in no event will the Investor be relieved of its obligations hereunder prior to the Subsequent Closing. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, (i) no Transfer by any Investor Party of any Series B Preferred Stock or Company Common Stock to a third party that is not an Investor Party (including as contemplated under Section 5.08(b)(iv)) shall result in the transfer or assignment of any of the Investor Parties’ rights hereunder and (ii) each holder of Series B-1 Preferred Shares prior to the Subsequent Closing shall be subject to the Subsequent Investment Obligations and the terms and conditions relating to the Upsize Investment (each as defined in the Statement With Respect to Shares).

Section 8.04 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign as a defense to the formation of a contract and each such party forever waives any such defense.

Section 8.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Disclosure Schedules, together with the Confidentiality Agreement and the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided that (i) Section 5.11(e) shall be for the benefit of and fully enforceable by the Investor Director, (ii) Section 5.11(f) shall be for the benefit of and fully enforceable by each of the Covered Persons and (iii) Section 8.13 shall be for the benefit of and fully enforceable by each of the Non-Recourse Parties.

Section 8.06 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles. All legal actions or proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any legal action or proceeding, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such legal action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such legal action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any legal action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. Notwithstanding anything in this Section 8.06, the Series B Preferred Stock shall be governed by the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under an applicable conflict of Laws principles.

Section 8.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, subject to Section 7.03, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of each party to cause the Subsequent Closing to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT

(A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 8.08.

Section 8.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when transmitted via electronic mail to the e-mail address set out below (provided that no error message is generated), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight courier or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid to the parties at the following addresses:

(a)	If to the Company, to it at:

II-IV Incorporated

375 Saxonburg Blvd.

Saxonburg, PA 16056

Attention: Vincent D. Mattera, Jr., Chief Executive Officer

Email: Chuck.Mattera@II-VI.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51West 52nd Street

New York, NY 10019

Attention: Andrew J. Nussbaum, Karessa L. Cain

Email: ajnussbaum@wlrk.com; klcain@wlrk.com

(b)	If to the Investor or any Investor Party, to the Investor at:

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attn: Stephen Pagliuca, Ken Hanau, Joseph Robbins, David Hutchins

Email: spagliuca@baincapital.com; khanau@baincapital.com;

jrobbins@baincapital.com; dhutchins@baincapital.com

with a copy to (which will not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue, 53rd Floor

New York, NY 10022

Attention: Sarkis Jebejian, P.C., Joshua N. Korff, P.C., Christopher M. Thomas, P.C.

Email: sarkis.jebejian@kirkland.com; jkorff@kirkland.com; christopher.thomas@kirkland.com or such other address as such party may hereafter specify by like notice to the other parties hereto.

Section 8.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Subsequent Closing shall have occurred; provided that the Company shall, upon the Initial Closing, reimburse the Investor for up to $2.0 million of its and its Affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with the Initial Investment (including the reasonable and documented fees and expenses of third-party consultants, legal counsel, accountants and financing advisors in connection therewith); provided further, that in the event that the reimbursement pursuant to the immediately preceding proviso clause was in an amount less than $2.0 million, then the Company shall, upon the Subsequent Closing, reimburse the Investor for all such reasonable and documented out-of-pocket costs and expenses incurred in connection with the Subsequent Investment by it and its Affiliates up to $2.0 million in the aggregate. For the avoidance of doubt, the Company’s aggregate reimbursement obligations set forth in this Section 8.11 shall in no event exceed $2.0 million.

Section 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this

Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Investor” and words of similar import refer to documents (A) posted to the Datasite LLC’s data room for Project Watson by or on behalf of the Company or (B) delivered in Person or electronically to the Investor or its respective Representatives, in each case no later than one Business Day prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Company Common Stock is principally listed on a national securities exchange other than the NASDAQ, all references herein to NASDAQ shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the Transactions may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Non-Recourse Parties”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions (whether in contract, in tort, in law or in equity or provided by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise), except to the extent expressly set forth in the other Transaction Documents. For the avoidance of doubt, this Section 8.13 is intended to benefit and may be enforced by each Non-Recourse Party (and each such Person shall be a third-party beneficiary of this Section 8.13) and shall be binding on all respective successors and permitted assigns thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

II-VI INCORPORATED

By:	/s/ Walter R. Bashaw II
Name: Walter R. Bashaw II
Title: President

Signature Page — Investment Agreement

BCPE WATSON (DE) SPV, LP

By:	/s/ Joseph Robbins
Name: Joseph Robbins
Title: President

Signature Page — Investment Agreement

EXHIBIT A

EQUITY COMMITMENT LETTER

See attached.

EXHIBIT B

FORM OF ISSUER AGREEMENT

See attached.

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

See attached.

EXHIBIT D

TERMS OF STATEMENT WITH RESPECT TO SHARES

Issuer:	II-VI Incorporated (the “Company”).

Securities:

The securities will consist of (i) Series B-1 Convertible Preferred Stock, having no par value per share (the “B-1 Preferred Stock”), (ii) Series B-2 Convertible Preferred Stock, having no par value per share (the “B-2 Preferred Stock”), and (iii) Series B-3 Convertible Preferred Stock, having no par value per share (the “B-3 Preferred Stock,” and together with the B-1 Preferred Stock and the B-2 Preferred Stock, the “Preferred Stock”). The Preferred Stock shall rank pari passu with the Company’s 6.0% Series A Mandatory Convertible Preferred Stock (the “Existing Preferred”) and senior to all other classes or series of equity securities of the Company with respect to dividend rights and rights on liquidation. The obligation of the holders of the B-1 Preferred Stock to purchase the B-2 Preferred Stock and the B-3 Preferred Stock (if any), subject to the conditions in the Investment Agreement (the “Purchase Obligation”), will be embodied in the Statement With Respect to Shares to be filed in connection with the Initial Closing.

The Purchase Obligation will terminate upon (i) a foreclosure in respect of a Transfer pursuant to Section 5.08(b)(vi) of the Investment Agreement or (ii) a Transfer pursuant to Section 5.08(b)(iv) or Section 5.08(b)(v) of the Investment Agreement.

Purchase Price:	$10,000 per share of Preferred Stock (as may be increased by payment of dividends in kind, the “Stated Value”).

Conversion Price:	The Investor may at any time convert all or a portion of the Preferred Stock into common stock of the Company. Each share of Preferred Stock will be convertible into a number of shares of common stock of the Company equal to the Stated Value of such share divided by the applicable conversion price (each, a “Conversion Price”). The initial Conversion Price with respect to (i) the B-1 Preferred Stock will be $85.00 per share, (ii) the B-2 Preferred Stock will be $85.00 per share and (iii) the B-3 Preferred Stock will be $85.00 per share.

Anti-Dilution:	The applicable Conversion Price with respect to each series of Preferred Stock will be subject to proportional adjustment for any stock split, stock dividend, merger, recapitalization, rights offering or similar event.

Dividends:

For the first four years after the closing, dividends will be paid in kind by accreting to, and increasing, the applicable Stated Value and will accrue daily and compound on a quarterly basis in an amount equal to 5% per annum. Thereafter, dividends will accrue daily and be payable in cash or, at the Company’s option, in kind by accreting to, and increasing, the applicable Stated Value.

The Preferred Stock will not participate in cash dividends paid to the holders of Company common stock, and the applicable Conversion Price will be reduced by the amount of any Ordinary Dividends. At any time when shares of Preferred Stock are outstanding and the Investor continues to beneficially own at least 5% of the aggregate number of

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shares of Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), the Company shall not without the written consent of the Investor, pay any cash dividend on the common stock of the Company other than Ordinary Dividends.

“Ordinary Dividends” means cash dividends paid on the common stock of the Company in the aggregate not exceeding (i) in calendar year 2021, $3.00 per share (the “Maximum”), and (ii) in each subsequent calendar year, 105% of the prior year’s Maximum.

Liquidation Preference:

In the event of any liquidation or winding up of the Company, the holder of each share of the Preferred Stock will receive in preference to the holders of the Company common stock (or any junior preferred stock) a per share amount equal to the greater of (i) the applicable Stated Value, plus accrued and unpaid dividends and (ii) the amount such holder would be entitled to receive at such time if the share of Preferred Stock were converted into Company common stock.

For the avoidance of doubt, a merger, acquisition, change of control or sale of all or substantially all of the assets of the Company will not be deemed to be a liquidation or winding up.

Conversion at Option of the Company:	With respect to each series of Preferred Stock, at any time after the third anniversary of the applicable initial issuance date, the Company will have the option to convert all (but not less than all) of the then-outstanding shares of such series of Preferred Stock into a number of shares of common stock of the Company equal to the applicable Stated Value of such shares plus accrued and unpaid dividends, divided by the applicable Conversion Price, provided that the closing price of the Company’s common stock exceeds 150 % of such Conversion Price for 20 trading days in any 30 consecutive trading day period ending no later than 2 business days prior to the date of notice of conversion.

Mandatory Redemption:	At any time on or after the tenth anniversary of the applicable initial issuance date, the Company shall have the right to redeem, and the holders of Preferred Stock may elect to cause the Company to redeem, each outstanding share of the Preferred Stock for cash consideration equal to the applicable Stated Value, plus accrued and unpaid dividends.

Change of Control:	If a Fundamental Change (as defined in the Existing Preferred) occurs, the Company will be required to promptly make an offer to repurchase all of the then-outstanding shares of Preferred Stock for cash consideration per share equal to 100% of the applicable Stated Value, plus accrued and unpaid dividends, plus (if prior to the fifth anniversary of closing) a “make whole” premium equal to the amount of all dividends that would otherwise have been paid in respect of such share of Preferred Stock through the fifth anniversary of the closing; provided that the holders shall first have a notice period to convert their shares of Preferred Stock (including all accrued and unpaid dividends) into Company common stock at the applicable Conversion Price (and participate in the Fundamental Change).

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Event of Default:	If the Company defaults on any payment obligation with respect to the Preferred Stock and such default is not cured within 30 days, the dividend rate will increase to 8% and will be increased by an additional 2% each quarter the Company remains in default up to a maximum of 14%.

Voting Rights:	The Preferred Stock will vote together with the Company common stock on all matters, and not as a separate class (except as specifically provided herein or as otherwise required by law), on an as-converted basis, except that the Preferred Stock will be non-voting until the HSR waiting period with respect to the Initial Investment has expired or been terminated.

Minority Protections:

During the period in which any shares of Preferred Stock remain outstanding, (a) in the case of clauses (i), (ii), (iii), (iv) and (v) below the consent of the holders of a majority of the Preferred Stock shall be required to, and (b) in the case of clause (vi), the Investor continues to beneficially own at least 25% of the aggregate number of shares of Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), the consent of the Investor shall be required to:

(i) alter or change the rights, preferences or privileges of the Preferred Stock;

(ii)  increase or decrease the authorized number of shares of Preferred Stock;

(iii)  issue any additional shares of Preferred Stock;

(iv) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to the Preferred Stock;

(v)   amend the Company’s articles of incorporation or bylaws in a manner that adversely affects the rights, preferences or privileges of the Preferred Stock;

(vi) redeem, repurchase or otherwise acquire, or make or declare any dividend or other distribution in respect of, any outstanding junior capital stock of the Company other than (u) Ordinary Dividends, (v) dividends for which there is an anti-dilution adjustment, (w) repurchases of junior equity securities totaling up to $100 million on an aggregate annual basis, (x) repurchases of unvested shares at cost following termination of an employee, advisor or consultant of the Company or its Subsidiaries, (y) non-cash dividends paid pro rata to all holders of the Company’s common stock and, if applicable, holders of the Preferred Stock, or (z) dividends on junior-ranking securities in the form of such junior-ranking securities or other junior-ranking securities.

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